GLASSESOFF SCIENTISTS TO PRESENT NEW SCIENTIFIC DATA AT SFN 2013

-- Recent Studies Suggest GlassesOff's Technology Can Improve Brain’s Image Processing in Crowded and Dynamic Conditions –

New York, NY – Nov 13, 2013 – GlassesOff Inc. (OTCBB: GLSO) today announced that the company’s scientists will present new data from recent studies at the Annual Meeting of the Society for Neuroscience. These studies demonstrate that GlassesOff's proprietary technology shows the potential to improve visual processing of images in the brain for people who face cluttered and dynamic environments, such as high-impact sports, driving in condensed conditions, or simply playing a game on a mobile device requiring swift responses and actions.

The presentation will include results obtained from two different study groups: (1) subjects with normal vision; and (2) subjects with presbyopia (aging eye). In both groups, training with GlassesOff’s software improved the brain's image processing efficiency under both temporal and spatial load conditions, leading to improved visual processing of cluttered and dynamic environments.

“Understanding the underlying mechanisms of both temporal and spatial loads is crucial for maximizing the benefits of perceptual learning and, most importantly, how they transfer to other visual functions,” said Nimrod Madar, CEO of GlassesOff. "We believe that these results indicate a potential for developing a wide array of pipeline products in areas such as sports, reading speed and many others.”

The company’s scientists will present the data at 2 pm local time on November 13, 2013, at the Annual Meeting of the Society for Neuroscience in San Diego, California, USA.

About GlassesOff™

GlassesOff Inc. (OTCBB: GLSO) is a public company developing and commercializing next generation vision sharpness applications. GlassesOff has developed a proprietary, patent-protected technology platform to improve near vision sharpness, by improving the image processing function in the visual cortex of the brain, without changing the optical characteristics of the eye. The GlassesOff™ product aims to eliminate the dependency on reading glasses of people over the age of 40 who experience natural age-related changes in their near vision sharpness. The GlassesOff™ product is expected to be sold initially as an iPhone/iPad app, and was named one of the top Emerging Breakthroughs in Science and Technology for 2013 by Reader’s Digest Magazine. For more information, visit www.glassesoff.com.

Safe Harbor Statement: This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would,” “intends,” “estimates,” “suggests,” “has the potential to” and other words and phrases of similar meaning, including statements regarding the results of effectiveness of GLASSESOFF’s applications. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect GLASSESOFF’s business and prospects, including the risks that GLASSESOFF may not succeed in generating any revenues or developing any commercial products, that the products may not achieve the expected results or effectiveness, and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in GLASSESOFF’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

GlassesOff Contact:

Nimrod Madar, CEO

GlassesOff, Inc.

Tel: +1-855-EYES-AGE

Email: Nimrod.Madar@glassesoff.com

M&C Saatchi PR Contact

Andrea Nirsimloo, Senior Account Director

Tel: +1 646 619 2813

Email: andrea.nirsimloo@mcsaatchi.com